Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-150655 of our report dated August 28, 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the new basis of accounting resulting from the acquisition of the Company and the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes) relating to the consolidated financial statements and consolidated financial statement schedule of Biomet, Inc. and subsidiaries as of May 31, 2008 and for the period June 1, 2007 through July 11, 2007 (predecessor) and for the period July 12, 2007 through May 31, 2008 (successor) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Selected Historical Consolidated Financial and Other Data”, and “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

February 19, 2009